News Release

ATHENE HOLDING LTD. REPORTS
FOURTH QUARTER AND FULL-YEAR 2017 RESULTS
Q4 net income increased 27% year-over-year to $464 million
Q4 adjusted operating income increased 19% year-over-year to $332 million
Q4 ROE of 20.8%, Q4 Retirement Services adjusted operating ROE ex. AOCI of 22.6%
Q4 new deposits up 91% to $3.5 billion, and full-year deposits up 31% to $11.5 billion
Total investments, including related parties, increased 16% year-over-year to $84.4 billion
Total invested assets increased 15% year-over-year to $82.3 billion

PEMBROKE, Bermuda - February 21, 2018 - Athene Holding Ltd. ("Athene") (NYSE: ATH), a leading provider of retirement savings products, today announced financial results for the fourth quarter and full-year 2017.
Net income for the fourth quarter 2017 was $464 million, or $2.35 per diluted Class A share ("diluted share"), compared to net income in the fourth quarter 2016 of $364 million, or $1.78 per diluted share. Net income for the full-year 2017 was $1.4 billion, or $7.37 per diluted share, compared to net income for the full-year 2016 of $768 million, or $4.02 per diluted share.
Adjusted operating income1 for the fourth quarter 2017 was $332 million, or $1.69 per adjusted operating share, compared to adjusted operating income for the fourth quarter 2016 of $280 million, or $1.43 per adjusted operating share. Adjusted operating income for the full-year 2017 was $1.1 billion, or $5.66 per adjusted operating share, compared to adjusted operating income for the full-year 2016 of $728 million, or $3.77 per adjusted operating share.
"2017 was a milestone year for Athene. In our first year of being public we executed on our growth initiatives, generated very strong financial results and set the stage for long-term strategic growth," said Jim Belardi, CEO of Athene.
"For the first time we executed in all four of our funding channels, including inorganic, and generated a record $11.5 billion of new deposits. Particularly notable was the extraordinary execution in our institutional channel, which generated $5.3 billion of new deposits. In December, we announced an agreement with Voya Financial to reinsure $19 billion of liabilities, a transaction that demonstrates our expertise and financial capability to provide creative, customized solutions to the life insurance industry. This is the next step in our plan to become a solutions provider to the overall financial services industry," Mr. Belardi continued.
"In 2018 we will build on this momentum, continuing to expand and diversify our product portfolio, which in combination with our strong balance sheet positions us well to continue to create significant shareholder value."

1This news release references certain Non-GAAP measures. See Non-GAAP Measures for additional discussion.

Other Highlights

•	Full-year 2017 Retirement Services investment margin of 2.82%, up 6 basis points year-over-year

•	Full-year 2017 Retirement Services adjusted operating income up 41% to $1.1 billion

•	Full-year 2017 ROE of 18.0%, full-year 2017 Retirement Services adjusted operating ROE excluding AOCI of 22.0%

•	Athene shareholders' equity increased 34% year-over-year to $9.2 billion and Athene shareholders' equity ex. AOCI increased 20% year-over-year to $7.8 billion, as of December 31, 2017

•	ALRe RBC of 562%[1] as of December 31, 2017; BSCR of 354% as of December 31, 2017

•	U.S. RBC of 490%, as of December 31, 2017

•	Ranked #2 carrier in fixed indexed annuity sales for the twelve months ended September 30, 2017[2]

•	Announced an agreement with Voya Financial to reinsure approximately $19 billion of fixed and fixed indexed annuity liabilities, for which we expect to deploy approximately $1 billion of total capital

•	Deconsolidated German business, AGER (now Athora), which began to be held as an alternative investment as of January 1, 2018

•	In January 2018, issued $1.0 billion of senior unsecured debt

1ALRe RBC ratio, which is used in evaluating our capital position and the amount of capital needed to support our Retirement Services segment, is calculated by applying the NAIC RBC factors to the Statutory Financial Statements of ALRe.
2Rankings as of September 30, 2017 per LIMRA.

Fourth Quarter Results
Net income for the fourth quarter was $464 million, an increase of $100 million, or 27%, over the prior year. The increase was driven by a $52 million increase in adjusted operating income and realized gains. Additionally, the fourth quarter of 2016 had unfavorable impacts from assumed reinsurance embedded derivatives related to increases in U.S. Treasury rates. The fourth quarter of 2017 included a $7 million tax benefit related to the decrease in net deferred tax liabilities attributed to the lower future income tax rate.
Adjusted operating income for the fourth quarter was $332 million, an increase of $52 million, or 19%, over the prior year. The increase was driven by higher fixed and other investment income, lower other liability costs and German adjusted operating income of $30 million compared to $17 million in the prior year. This was partially offset by lower alternative investment income. Fixed and other investment income increased mainly due to invested asset growth and increased floating rate investment income due to higher short-term interest rates. Other liability costs were lower primarily due to favorable equity market performance and immaterial out-of-period actuarial adjustments.
Full-Year Results
Net income for the full-year 2017 was $1.448 billion, an increase of $680 million, or 89%, over the prior year. The increase was driven by a $381 million increase in adjusted operating income, a favorable change in FIA derivatives resulting from strong equity market performance, favorable assumed reinsurance embedded derivative impacts due to RMBS credit spread tightening, and realized gains.
Adjusted operating income for the full-year 2017 was $1.109 billion, an increase of $381 million, or 52% over the prior year. The increase was primarily driven by higher investment income and lower other liability costs, partially offset by higher operating expenses which were consistent with block growth. Additionally, in 2016 a $102 million income tax benefit was recognized due to a deferred tax valuation allowance release. Investment income increased primarily due to invested asset growth, increased floating rate investment income due to higher short-term interest rates and higher alternative investment income. Other liability costs decreased primarily due to favorable variance in unlocking impacts with 2017 recognizing a $20 million expense compared to $158 million in 2016, favorable equity market performance and immaterial out-of-period actuarial adjustments.

Deposit Highlights
In the fourth quarter, Athene generated deposits of $3.5 billion, an increase of 91% compared to the prior year. For the full year, new deposits were $11.5 billion, an increase of 31% from the prior year, driven by robust growth in our institutional channel.
Retail Sales: In the fourth quarter, Athene generated $1.3 billion of new deposits, down from the prior year due to overall market softness. For the full year, new deposits were $5.4 billion, up 1% over the prior year, driven by expanded distribution, in both the bank and broker-dealer channels, as we are seeing the impact of our ratings upgrade and expanded wholesale team.
Flow Reinsurance: In the fourth quarter, Athene generated $305 million of new deposits, down from the prior year. For the full year, new deposits were $875 million. We continue to pursue new reinsurance partners and develop new products to diversify our portfolio.
Institutional: In the fourth quarter, Athene generated $1.9 billion of new deposits from three pension risk transfer transactions. For the full year, new deposits were $5.3 billion within our institutional channel, comprised of $3.0 billion of funding agreements and $2.3 billion of pension risk transfer liabilities.
Selected Results

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except percentages and per share data)	2017	2016	2017	2016
Deposits	$3,513	$1,840	$11,481	$8,758
Investments, including related parties			84,367	72,433
Invested assets			82,298	71,834
Debt to capital ratio, ex. AOCI[1]			—%	—%
Book value per share			$46.76	$35.66
Book value per share, ex. AOCI[2]			$39.58	$33.05
Common shares outstanding[3]			196.9	192.3
Adjusted operating common shares outstanding[4]			196.9	196.4
Total AHL shareholders' equity			$9,208	$6,858
Total AHL shareholders' equity excluding AOCI			7,793	6,491

ROE	20.8%	20.9%	18.0%	12.6%
ROE ex. AOCI	24.2%	23.1%	20.3%	12.7%
Adjusted operating ROE ex. AOCI	17.4%	17.7%	15.5%	12.1%

Retirement Services
Adjusted operating income	$306	$242	$1,092	$777
Adjusted operating ROE ex. AOCI	22.6%	21.6%	22.0%	18.5%
Investment margin on deferred annuities	2.70%	2.98%	2.82%	2.76%
1In January 2018, we issued $1.0 billion of senior unsecured debt.
2Book value per share, ex. AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the adjusted operating common shares outstanding.
3Represents common shares outstanding for all classes eligible to participate in dividends for each period presented. Utilized for the book value per share calculation.
4Adjusted operating common shares outstanding assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares outstanding on a one-for-one basis, the impacts of all Class M common shares outstanding net of the conversion price and any other stock-based awards outstanding, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of book value metrics.

	Three months ended December 31,		Years Ended December 31,
(In millions, except per share data)	2017	2016	2017	2016
Adjusted operating income by segment
Retirement Services	$306	$242	$1,092	$777
Corporate and Other	26	38	17	(49)
Adjusted operating income	332	280	1,109	728

Investment gains (losses), net of offsets	59	(51)	199	47
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	111	183	266	95
Integration, restructuring and other non-operating expenses	(34)	(14)	(68)	(22)
Stock compensation expense	(3)	(23)	(33)	(82)
Income tax (expense) benefit - non-operating	(1)	(11)	(25)	2
Total non-operating adjustments	132	84	339	40
Net income available to AHL shareholders	$464	$364	$1,448	$768

Earnings per share - basic[1]	$2.36	$1.92	$7.41	$4.11
Earnings per share - diluted Class A2	$2.35	$1.78	$7.37	$4.02
Adjusted operating earnings per share[3]	$1.69	$1.43	$5.66	$3.77
Weighted average shares outstanding - basic[1]	196.7	189.2	195.3	186.8
Weighted average shares outstanding - diluted Class A2	126.4	63.9	111.0	53.5
Weighted average shares outstanding - adjusted operating[3]	196.1	194.2	195.9	193.4

1 Basic earnings per share, including basic weighted average shares outstanding includes all classes eligible to participate in dividends for each period presented.
2 Diluted earnings per share on a GAAP basis for Class A common shares, including diluted Class A weighted average shares outstanding, includes the dilutive impacts, if any, of Class B common shares, Class M common shares and any other stock-based awards. Such dilutive securities totaled 412,058 weighted average shares for the quarter and 3,323,072 weighted average shares for the year. Diluted earnings per share on a GAAP basis for Class A common shares are based on allocated net income of $297 million (64% of net income) and $114 million (31% of net income) for the three months ended December 31, 2017 and 2016, respectively. Diluted earnings per share on a GAAP basis for Class A common shares are based on allocated net income of $818 million (56% of net income) and $215 million (28% of net income) for the years ended December 31, 2017 and 2016, respectively.
3 Weighted average shares outstanding - adjusted operating assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of adjusted operating earnings per share.
Segment Results
Retirement Services
Q4 Results
In the fourth quarter, Retirement Services adjusted operating income was $306 million, an increase of $64 million, or 26%, over the prior year. The increase was driven by higher fixed and other investment income and lower other liability costs, partially offset by lower alternative investment income.
Fixed and other investment income increased primarily due to invested asset growth and increased floating rate investment income due to higher short-term interest rates. The decrease in other liability costs was primarily due to $53 million of lower rider reserves and DAC amortization due to favorable equity market performance as well as immaterial out-of-period actuarial adjustments, partially offset by an increase resulting from growth in the block of business.
Investment margin on deferred annuities was 2.70%, a decrease of 28 basis points over the prior year. The net investment earned rate was 4.57%, a decrease of 36 basis points over the prior year. Investment returns were strong in both fixed and other as well as alternatives, returning 4.43% and 7.92%, respectively. However, the prior year benefited from high alternative returns of 16.25%, resulting from an increase in the fair value of two funds reflecting the removal of liquidity discounts related to marketability assumptions used in the determination of fair value.
Cost of crediting was 1.87%, a favorable decrease of 8 basis points compared to the prior year, as a result of rate actions and lower option costs.
Full-Year Results
For the full-year 2017, Retirement Services adjusted operating income was $1.092 billion, an increase of $315 million, or 41%, over the prior year. The increase was driven by higher fixed and other investment income and lower other liability costs. This was partially offset by higher income tax expense and lower alternative investment income.
Fixed and other investment income increased primarily due to invested asset growth and increased floating rate investment income due to higher short-term interest rates. Other liability costs were lower due to a $138 million favorable change in unlocking of assumptions, $100 million of lower rider reserves and DAC amortization due to favorable equity market performance and immaterial out-of-period actuarial adjustments, partially offset by an increase resulting from growth in the block of business. Income tax expense was lower in the prior year as a result of a deferred tax valuation allowance release of $102 million.
Investment margin on deferred annuities was 2.82%, an increase of 6 basis points over the prior year. The net investment earned rate was 4.70%, a slight decrease of 2 basis points over the prior year. Investment returns were strong in both fixed and other as well as alternatives, returning 4.48% and 10.01%, respectively. Alternative income was driven by higher real estate income and higher income from AmeriHome. The prior year had alternative returns of 12.26%, resulting from an increase in the fair value of two funds reflecting the removal of liquidity discounts related to marketability assumptions used in the determination of fair value.
Cost of crediting was 1.88%, a favorable decrease of 8 basis points compared to the prior year, as a result of rate actions and lower option costs.
Corporate Segment
Q4 Results
In the fourth quarter, Corporate and Other adjusted operating income was $26 million, a decrease of $12 million compared to the prior year. The decrease was driven by lower alternative income and higher Corporate operating expenses. German adjusted operating income was $30 million, an increase of $13 million over prior year, primarily driven by favorable policyholder dividends as a result of the unwinding of timing differences in recognition of participating income under U.S. GAAP compared to German GAAP that occurred in the third quarter 2017, which had an adjusted operating loss of $17 million.
Full-Year Results
For the full-year 2017, Corporate and Other adjusted operating income was $17 million, an increase of $66 million compared to the prior year. The increase was driven by higher alternative investment income, partially offset by higher Corporate operating expenses and a decline in German adjusted operating income to $2 million, compared to $16 million in 2016. Alternative investment income was higher than the prior year during which there was a decline in the market value of public equity positions in one of our funds.
Conference Call Information
This press release and the fourth quarter 2017 financial supplement will be posted to the Company’s website at ir.athene.com.
Athene will conduct a conference call on Thursday, February 22, 2018 at 9:00 a.m. ET to discuss fourth quarter and full-year 2017 results. Additionally, the company will post an earnings presentation deck on the ir.athene.com website prior to market open on February 22, 2018.

•	Live conference call: Toll-free at 1-888-317-6003 (domestic) or 1-412-317-6061 (international)

•	Participant entry number: 7966688

•	Replay available through March 08, 2018 at 1-877-344-7529 (domestic) or 1-412-317-0088 (international)

•	Replay access code: 10116515

•	Live and archived webcast available at ir.athene.com
Investor Relations Contact:             Media Contact:
Paige Hart                         Cyndi Harmeyer Fisher
+1 441-279-8527                    +1 441-279-8533
+1 310-698-4478                    +1 515-342-3719
phart@athene.com                    cfisher@athene.com
About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

•	Retail fixed and fixed indexed annuity products;

•	Reinsurance arrangements with third-party annuity providers; and

•	Institutional products, such as funding agreements and group annuity contracts related to pension risk transfers.

Athene had total assets of approximately $99.6 billion as of December 31, 2017. Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York, a New York-domiciled insurance company and Athene Life Re Ltd., a Bermuda-domiciled reinsurer.
Further information about our companies can be found at www.athene.com.
Non-GAAP Measures
In addition to our results presented in accordance with GAAP, our results of operations include certain non-GAAP measures commonly used in our industry. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides information that may enhance an investor's understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period to period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the GAAP measures. See Non-GAAP Measure Reconciliations for the appropriate reconciliations to the GAAP measures.

Adjusted operating income (formerly operating income, net of tax) is a non-GAAP measure used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation, and certain other expenses. Our adjusted operating income equals net income available to AHL’s shareholders adjusted to eliminate the impact of the following (collectively, the “non-operating adjustments”):

•	Investment Gains (Losses), Net of Offsets

•	Change in Fair Values of Derivatives and Embedded Derivatives - FIAs, Net of Offsets

•	Integration, Restructuring, and Other Non-operating Expenses

•	Stock Compensation Expense

•	Bargain Purchase Gain

•	Income Tax (Expense) Benefit - Non-operating

We consider these non-operating adjustments to be meaningful adjustments to net income available to AHL's shareholders and we believe using a measure which excludes the impact of these items is effective in analyzing the trends in our results of operations. Together with net income available to AHL's shareholders, we believe adjusted operating income provides a meaningful financial metric that helps investors understand our underlying results and profitability. Adjusted operating income should not be used as a substitute for net income available to AHL's shareholders.

ROE excluding AOCI and adjusted operating ROE excluding AOCI are non-GAAP measures used to evaluate our financial performance excluding the impacts of AOCI. AOCI fluctuates period to period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Once we have reinvested acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations. Therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI is useful in analyzing the trends of our operations. To enhance the ability to analyze these measures across periods, interim periods are annualized. ROE excluding AOCI and adjusted operating ROE excluding AOCI should not be used as a substitute for ROE. However, we believe the adjustments to equity are significant to gaining an understanding of our overall results of operations.

Adjusted operating earnings per share, weighted average shares outstanding - adjusted operating, and book value per share excluding AOCI are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe using these measures represents an economic view of our share counts and provides a simplified and consistent view of our outstanding shares. Adjusted operating earnings per share is calculated as the adjusted operating income over the weighted average shares outstanding - adjusted operating. Book value per share excluding AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the adjusted operating common shares outstanding. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. Weighted average shares outstanding - adjusted operating and adjusted operating common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of our Class A common shares on the applicable measurement date. For certain historical periods, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Adjusted operating earnings per share, weighted average shares outstanding - adjusted operating and book value per share excluding AOCI should not be used as a substitute for basic earnings per share - Class A common shares, basic weighted average shares outstanding - Class A or book value per share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Investment margin is a key measurement of the financial health of our Retirement Services core deferred annuities. Investment margin on our deferred annuities is generated from the excess of our net investment earned rate over the cost of crediting to our policyholders. Net investment earned rate is a key measure of investment returns and cost of crediting is a key measure of the policyholder benefits on our deferred annuities. Net investment earned rate, cost of crediting and investment margin on deferred annuities are non-GAAP measures we use to evaluate the profitability of our core deferred annuities business. We believe measures like net investment earned rate, cost of crediting and investment margin on deferred annuities are effective in analyzing the trends of our core business operations, profitability and pricing discipline. While we believe net investment earned rate, cost of crediting and investment margin on deferred annuities are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income and interest sensitive contract benefits presented under GAAP.

•
Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our invested assets divided by the average invested assets for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to arrive at our net investment earned rate add alternative investment gains and losses, gains and losses related to trading securities for CLOs, net VIE impacts (revenues, expenses and noncontrolling interest) and the change in reinsurance embedded derivatives. We include the income and assets supporting our assumed reinsurance by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of reinsurance embedded derivatives. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.

•
Cost of crediting is the interest credited to the policyholders on our fixed strategies as well as the option costs on the index annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. The interest credited on fixed strategies and option costs on indexed annuity strategies are divided by the average account value of our deferred annuities. Our average account values are averaged over the number of quarters in the relevant period to obtain our cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

In managing our business we analyze invested assets, which do not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Invested assets represent the investments that directly back our policyholder liabilities as well as surplus assets. Invested assets is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) the consolidated VIE assets, liabilities and noncontrolling interest, (f) net investment payables and receivables and (g) policy loans ceded (which offset the direct policy loans in total investments). Invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Our invested assets are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period.

Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures to understand our business performance as it relates to deposits generated during a specific period of time. Our sales statistics include deposits for fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers).
Safe Harbor for Forward Looking Statements
This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exercise Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of AHL’s management and the management of AHL’s subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of our assumptions and estimates; our ability to maintain or improve financial strength ratings; our ability to manage our business in a highly regulated industry; regulatory changes or actions; the impact of our reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; the implementation and the accuracy of our interpretation of the Tax Act; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; our ability to protect our intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for our operations; and other factors discussed from time to time in AHL’s filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2016, as supplemented and amended by our quarterly report on Form 10-Q for the quarterly period ended September 30, 2017, which can be found at the SEC’s website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.
# # #

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
(In millions)	2017	2016
Assets
Investments
Available-for-sale securities, at fair value
Fixed maturity securities	$61,012	$52,033
Equity securities	277	353
Trading securities, at fair value	2,709	2,581
Mortgage loans, net of allowances	6,233	5,470
Investment funds	699	689
Policy loans	530	602
Funds withheld at interest	7,085	6,538
Derivative assets	2,551	1,370
Real estate	624	542
Short-term investments, at fair value	201	189
Other investments	133	81
Total investments	82,054	70,448
Cash and cash equivalents	4,888	2,445
Restricted cash	105	57
Investments in related parties
Available-for-sale securities, at fair value
Fixed maturity securities	406	335
Equity securities	—	20
Trading securities, at fair value	307	195
Investment funds	1,310	1,198
Short-term investments	52	—
Other investments	238	237
Accrued investment income	652	554
Reinsurance recoverable	4,856	6,001
Deferred acquisition costs, deferred sales inducements and value of business acquired	2,930	2,940
Other assets	969	1,348
Assets of consolidated variable interest entities
Investments
Available-for-sale securities, at fair value
Equity securities - related party	142	161
Trading securities, at fair value – related party	146	167
Investment funds	571	573
Cash and cash equivalents	4	14
Other assets	1	6
Total assets	$99,631	$86,699

	December 31,	December 31,
(In millions)	2017	2016
Liabilities and Equity
Liabilities
Interest sensitive contract liabilities	$67,612	$61,532
Future policy benefits	17,487	14,592
Other policy claims and benefits	211	217
Dividends payable to policyholders	1,025	974
Derivative liabilities	134	40
Payables for collateral on derivatives	2,323	1,383
Funds withheld liability	407	380
Other liabilities	1,222	688
Liabilities of consolidated variable interest entities	2	34
Total liabilities	90,423	79,840
Equity
Common stock	—	—
Additional paid-in capital	3,472	3,421
Retained earnings	4,321	3,070
Accumulated other comprehensive income	1,415	367
Total Athene Holding Ltd. shareholders' equity	9,208	6,858
Noncontrolling interest	—	1
Total equity	9,208	6,859
Total liabilities and equity	$99,631	$86,699

Athene Holding Ltd.
Condensed Consolidated Statements of Income (unaudited)

	Three months ended December 31,		Years Ended December 31,
(In millions)	2017	2016	2017	2016
Revenue
Premiums	$1,962	$35	$2,465	$240
Product charges	88	75	340	281
Net investment income	842	777	3,269	2,914
Investment related gains (losses)	957	129	2,572	652
OTTI investment losses
OTTI losses	(6)	(1)	(29)	(32)
OTTI losses (gains) recognized in OCI	(2)	(2)	(4)	2
Net OTTI losses	(8)	(3)	(33)	(30)
Other revenues	13	9	37	34
Revenues of consolidated variable interest entities
Net investment income	12	27	42	67
Investment related gains (losses)	6	17	35	(53)
Total revenues	3,872	1,066	8,727	4,105
Benefits and Expenses
Interest sensitive contract benefits	960	215	2,826	1,296
Amortization of DSI	21	20	63	39
Future policy and other policy benefits	2,112	186	3,163	1,059
Amortization of DAC and VOBA	99	108	350	318
Dividends to policyholders	(11)	(28)	118	37
Policy and other operating expenses	193	180	672	627
Operating expenses of consolidated variable interest entities	—	—	—	13
Total benefits and expenses	3,374	681	7,192	3,389
Income before income taxes	498	385	1,535	716
Income tax expense (benefit)	34	21	87	(52)
Net income	464	364	1,448	768
Less: Net income attributable to noncontrolling interests	—	—	—	—
Net income available to AHL shareholders	$464	$364	$1,448	$768

Non-GAAP Measure Reconciliations
The reconciliation of adjusted operating earnings per share to basic earnings per Class A common shares is as follows:

	Three months ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Adjusted operating earnings per share	$1.69	$1.43	$5.66	$3.77
Investment gains (losses), net of offsets	0.30	(0.25)	1.02	0.24
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	0.57	0.95	1.36	0.50
Integration, restructuring and other non-operating expenses	(0.18)	(0.07)	(0.35)	(0.12)
Stock compensation expense	(0.02)	(0.10)	(0.17)	(0.42)
Income tax (expense) benefit - non-operating	(0.01)	(0.07)	(0.13)	0.01
Total non-operating adjustments	0.66	0.46	1.73	0.21
Effect of items convertible to or settled in Class A common shares	0.01	0.03	0.02	0.13
Basic earnings per share – Class A common shares	$2.36	$1.92	$7.41	$4.11
The reconciliation of basic weighted average Class A shares to weighted average shares outstanding - adjusted operating, is as follows:

	Three months ended December 31,		Years Ended December 31,
(In millions)	2017	2016	2017	2016
Basic weighted average shares outstanding - Class A	126.0	58.3	107.7	52.1
Conversion of Class B shares to Class A shares	63.5	130.0	81.6	134.5
Conversion of Class M shares to Class A shares	6.1	5.5	6.1	6.6
Effect of other stock compensation plans	0.5	0.4	0.5	0.2
Weighted average shares outstanding – adjusted operating	196.1	194.2	195.9	193.4
The reconciliation of AHL shareholders’ equity to AHL shareholders’ equity excluding AOCI included in ROE excluding AOCI, adjusted operating ROE excluding AOCI and book value per share excluding AOCI is as follows:

	December 31,
(In millions)	2017	2016
Total AHL shareholders' equity	$9,208	$6,858
Less: AOCI	1,415	367
Total AHL shareholders' equity excluding AOCI	$7,793	$6,491

Retirement Services	$5,465	$4,448
Corporate and Other	2,328	2,043
Total AHL shareholders' equity excluding AOCI	$7,793	$6,491

The reconciliation of basic Class A shares outstanding to adjusted operating common shares outstanding is as follows:

	December 31,
(In millions)	2017	2016
Class A common shares outstanding	142.2	77.0
Conversion of Class B shares to Class A shares	47.4	111.8
Conversion of Class M shares to Class A shares	6.4	6.8
Effect of other stock compensation plans	0.9	0.8
Adjusted operating common shares outstanding	196.9	196.4
The reconciliation of book value per share to book value per share, excluding AOCI is as follows:

	December 31,
	2017	2016
Book value per share	$46.76	$35.66
AOCI	(7.19)	(1.91)
Effect of items convertible to or settled in Class A common shares	0.01	(0.70)
Book value per share, excluding AOCI	$39.58	$33.05
The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended December 31,				Years ended December 31,
	2017		2016		2017		2016
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP net investment income	$842	4.18%	$777	4.33%	$3,269	4.27%	$2,914	4.19%
Reinsurance embedded derivative impacts	54	0.27%	45	0.25%	191	0.25%	189	0.27%
Net VIE earnings	18	0.09%	44	0.25%	77	0.10%	1	—%
Alternative income gain (loss)	(9)	(0.04)%	(5)	(0.03)%	(20)	(0.03)%	(39)	(0.06)%
Other	(44)	(0.22)%	(14)	(0.08)%	(94)	(0.12)%	(35)	(0.05)%
Total adjustments to arrive at net investment earnings/earned rate	19	0.10%	70	0.39%	154	0.20%	116	0.16%
Total net investment earnings/earned rate	$861	4.28%	$847	4.72%	$3,423	4.47%	$3,030	4.35%

Retirement Services	$829	4.57%	$798	4.93%	$3,241	4.70%	$2,953	4.72%
Corporate and Other	32	1.61%	49	2.76%	182	2.42%	77	1.08%
Total net investment earnings/earned rate	$861	4.28%	$847	4.72%	$3,423	4.47%	$3,030	4.35%

Retirement Services average invested assets	$72,587		$64,643		$69,016		$62,558
Corporate and Other average invested assets	7,964		7,074		7,541		7,113
Average invested assets	$80,551		$71,717		$76,557		$69,671

The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting on deferred annuities, and the respective rates, is as follows:

	Three months ended December 31,				Years ended December 31,
	2017		2016		2017		2016
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$960	6.62%	$215	1.59%	$2,826	4.99%	$1,296	2.49%
Interest credited other than deferred annuities	(37)	(0.26)%	(17)	(0.13)%	(146)	(0.26)%	(108)	(0.21)%
FIA option costs	159	1.10%	143	1.05%	607	1.07%	559	1.08%
Product charges (strategy fees)	(20)	(0.14)%	(15)	(0.11)%	(73)	(0.13)%	(53)	(0.10)%
Reinsurance embedded derivative impacts	10	0.07%	8	0.06%	37	0.07%	29	0.06%
Change in fair values of embedded derivatives - FIAs	(799)	(5.51)%	(66)	(0.49)%	(2,196)	(3.88)%	(735)	(1.42)%
Negative VOBA amortization	10	0.07%	12	0.09%	40	0.07%	48	0.09%
Unit linked change in reserve	(12)	(0.08)%	(14)	(0.10)%	(29)	(0.05)%	(15)	(0.03)%
Other changes in interest sensitive contract liabilities	—	—%	(2)	(0.01)%	—	—%	(2)	—%
Total adjustments to arrive at cost of crediting on deferred annuities	(689)	(4.75)%	49	0.36%	(1,760)	(3.11)%	(277)	(0.53)%
Retirement Services cost of crediting on deferred annuities	$271	1.87%	$264	1.95%	$1,066	1.88%	$1,019	1.96%

Average account value on deferred annuities	$58,033		$54,358		$56,589		$51,921
The reconciliation of total investments, including related parties, to invested assets is as follows:

	December 31,
(In millions)	2017	2016
Total investments, including related parties	$84,367	$72,433
Derivative assets	(2,551)	(1,370)
Cash and cash equivalents (including restricted cash)	4,993	2,502
Accrued income	652	554
Derivative collateral	(2,323)	(1,383)
Reinsurance funds withheld and modified coinsurance	(579)	(414)
VIE assets, liabilities and noncontrolling interest	862	886
AFS unrealized (gain) loss	(2,794)	(1,030)
Ceded policy loans	(296)	(344)
Net investment receivables (payables)	(33)	—
Total adjustments to arrive at invested assets	(2,069)	(599)
Total invested assets	$82,298	$71,834